Consent of Independent Registered Public Accounting Firm

To the Board of Trustees
Destra Investment Trust II:

We consent to the use of our report dated November 27, 2012, with respect to the financial statements of Destra Preferred Income and Securities Fund and Destra Focused Equity Fund (the funds within Destra Investment Trust II), incorporated by reference herein and to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings” and “Other Service Providers” in the Statements of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
January 28, 2013